Exhibit K2

                             AUCTION AGENT AGREEMENT
                                     between
                     THE NEW AMERICA HIGH INCOME FUND, INC.
                                       and
                              BANKERS TRUST COMPANY
                           Dated as of January 4, 1994

                                   Relating to
               Auction Term Preferred Stock, Series A and Series B
                                       of
                     THE NEW AMERICA HIGH INCOME FUND, INC.


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                                TABLE OF CONTENTS

                                                                                PAGE
SECTION 1         DEFINITIONS AND RULES OF CONSTRUCTION                         1
                  1.1      Terms Defined by Reference to
                            ATP Provisions                                      1
                  1.2      Terms Defined Herein                                 1
                  1.3      Rules of Construction                                3

SECTION 2         THE AUCTION                                                   3
                  2.1      Purpose; Incorporation by Reference of
                           Auction Procedures and Settlement
                            Procedures                                          3
                  2.2      Preparation of Each Auction; Maintenance
                            of Registry of Beneficial Owners                    4
                  2.3      Information Concerning Rates                         6
                  2.4      Auction Schedule                                     7
                  2.5      Designation of Dividend Period                       8
                  2.6      Notice of Auction Results                            10
                  2.7      Broker-Dealers                                       10
                  2.8      Ownership of ATP                                     10
                  2.9      Access to and Maintenance
                            of Auction Records                                  11
                  2.10     Dividend and Redemption Price Deposit                11

SECTION 3         THE AUCTION AGENT AS DIVIDEND
                   AND REDEMPTION PRICE DISBURSING AGENT                        11

SECTION 4         THE AUCTION AGENT AS TRANSFER
                   AGENT AND REGISTRAR                                          12
                  4.1      Issue of Share Certificates                          12
                  4.2      Registration of Transfer of Shares                   12
                  4.3      Removal of Legend on Restricted Shares               12

                                      (i)

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                                                                                PAGE
                  4.4      Lost Share Certificates                              12
                  4.5      Disposition of Cancelled
                            Certificates; Record Retention                      12
                  4.6      Share Transfer Books                                 13
                  4.7      Return of Funds                                      13

SECTION 5         REPRESENTATIONS AND WARRANTIES OF THE FUND                    13

SECTION 6         THE AUCTION AGENT                                             14
                  6.1      Duties and Responsibilities                          14
                  6.2      Rights of the Auction Agent                          15
                  6.3      Auction Agent's Disclaimer                           16
                  6.4      Compensation, Expenses and
                            Indemnification                                     16

SECTION 7         MISCELLANEOUS                                                 16
                  7.1      Term of Agreement                                    16
                  7.2      Communications                                       17
                  7.3      Entire Agreement                                     18
                  7.4      Benefits                                             18
                  7.5      Amendment; Waiver                                    18
                  7.6      Successors and Assigns                               19
                  7.7      Severability                                         19
                  7.8      Execution in Counterparts                            19
                  7.9      Governing Law                                        19

                                      (ii)

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                                    EXHIBITS

EXHIBIT A - Form of Broker-Dealer Agreement
EXHIBIT B - Form of Master Purchaser's Letter
EXHIBIT C - Settlement Procedures
EXHIBIT D - Form of ATP Provisions
EXHIBIT E - Form of Notice of Auction Dates
EXHIBIT F - Form of Notice of Proposed Designation of Alternate Term
             Period
EXHIBIT G - Form of Notice of Designation of Alternate Term Period EXHIBIT H - Form of Notice of Determination Not to Designate
            Alternate Term Period

                                     (iii)

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         AUCTION AGENT AGREEMENT dated as of January 4, 1994 between THE NEW
AMERICA HIGH INCOME FUND, INC., a Maryland corporation (the "Fund"), and BANKERS TRUST COMPANY, a New York banking corporation (the "Auction Agent").

         WHEREAS, the Fund proposes to issue two series of preferred stock, par value $1.00 per share, liquidation preference $50,000 per share, designated Auction Term Preferred Stock, Series A ("ATP Series A"), and Auction Term Preferred Stock, Series B ("ATP Series B") (together the ATP Series A and ATP Series B, the "ATP") pursuant to the ATP provisions (as hereinafter defined), and desires that the Auction Agent perform certain duties in connection with the ATP upon the terms and subject to the conditions of this Agreement, and hereby appoints the Auction Agent to act in the capacities set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

1. Definitions and Rules of Construction.

         1.1 Terms Defined by Reference to ATP Provisions. Capitalized terms not defined herein shall have the respective meanings specified in the ATP Provisions.

         1.2 Terms Defined Herein. As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

         (a) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository.

         (b) "ATP Provisions" shall mean the Articles Supplementary designating the ATP Series A and the ATP Series B and establishing the rights and preferences thereof pursuant to the Articles of Incorporation, as amended, attached hereto as Exhibit D.

         (c) "Auction" shall have the meaning specified in Section 2.1 hereof.

         (d) "Auction Procedures" shall mean the auction procedures constituting
Part II of the ATP Provisions.

         (e) "Authorized Officer" shall mean each Senior Vice President, Vice President, Assistant Vice President, Assistant Treasurer and Assistant Secretary of the Auction Agent and every other officer or employee of the Auction


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Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Fund.

         (f) "Broker-Dealer" shall mean any broker-dealer, commercial bank or other entity permitted by law to perform the functions of a Broker-Dealer that is a member of or a participant in, the Securities Depository or is an affiliate of such member or participant, has been selected by the Fund and has entered into a Broker-Dealer Agreement that remains effective.

         (g) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent as agent for the Fund and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

         (h) "Existing Holder," when used with respect to shares of any series of ATP, shall mean a Person who has signed a Master Purchaser's Letter and is listed as the beneficial owner of such shares of ATP in the records of the Auction Agent.

         (i) "Fund Officer" shall mean the Chairman of the Board of Directors of the Fund, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a notice to the Auction Agent.

         (j) "Master Purchaser's Letter" shall mean a letter addressed to the Fund, the Auction Agent, a Broker-dealer and an Agent Member, substantially in the form attached hereto as Exhibit B.

         (k) "Person" means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

         (l) "Potential Holder," when used with respect to shares of any series of ATP, shall mean any Person, including any Exhibiting Holder of shares of such series of ATP, (i) who shall have executed a Master Purchaser's Letter and (ii) who may be interested in acquiring shares of such series of ATP (or, in the case of an Existing Holder of shares of such series of ATP, additional shares of such series of ATP).

         (m) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit C.

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         (n) "Underwriter" shall mean Bear, Stearns & Co. Inc. and any other person named as an underwriter of the ATP in the Underwriting Agreement or any schedule thereto.

         (o) "Underwriting Agreement" shall mean the Underwriting Agreement dated December 20, 1993 among the Fund, the Underwriter and the Adviser.

         1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

         (a) Words importing the singular number shall include the plural number and vice versa.

         (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

         (c) The words "hereof," "herein," "hereto" and other words of similar import refer to this Agreement as a whole.

         (d) All references herein to a particular time of day shall be to New York City time.

2. The Auction.

         2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

         (a) The ATP Provisions provide that the Applicable Rate per annum for each series of ATP for each Dividend Period after the Initial Dividend Period with respect to each series of ATP shall, except under certain conditions, be equal to the rate per annum that a bank or trust company appointed by the Fund advises has resulted on the Business Day preceding the first day of such Dividend Period from implementation of the Auction Procedures for such series. Each periodic implementation of the Auction Procedures is hereinafter referred to as an "Auction." The Board of Directors has adopted a resolution appointing Banks Trust Company as Auction Agent for purposes of the Auction Procedures for each series of the ATP. The Auction Agent accepts such appointment and agrees to follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for each series of ATP for each Dividend Period thereof for which the Applicable Rate is to be determined by an Auction.

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         (b) All of the provisions contained in the Auction Procedures and the
Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

         2.2 Preparation of Each Auction; Maintenance of Registry of Beneficial Owners.

         (a) Not later than seven days prior to the first Auction Date for any series of ATP, the Fund shall provide the Auction Agent with a list of the Broker-Dealers and a manually signed copy of each Broker-Dealer Agreement for execution by the Auction Agent. Not later than seven days prior to any Auction Date for any series of ATP for which any change in such list of Broker-Dealers is to be effective, the Fund will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer; provided, however, that if the Fund proposes to designate any Alternate Term Period of any series of ATP pursuant to Section 4 of Part I of the ATP Provisions, not later than 11:00 A.M., New York City time, on the Business Day next preceding the Auction next preceding the first day of such Alternate Term Period, upon the written request of the Auction Agent, the Fund shall provide the Auction Agent with a list of the Broker-Dealers for such series and a manually signed copy of each Broker-Dealer Agreement or a new Schedule A to the Broker-Dealer Agreement (which Schedule A shall replace and supersede any previous Schedule A to such Broker-Dealer Agreement) with each Broker-Dealer for such series. The Auction Agent and the Fund shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

         (b) In the event that any Auction Date for any series of ATP shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures, or after the notice referred to in Section 2.5(a) hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers for such series not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

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         (c) (i) The Auction Agent shall maintain a registry of the beneficial owners of the shares of each series of ATP who shall constitute Existing Holders of shares of such series of ATP for purposes of Auctions and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing shares of such series of ATP. The Auction Agent shall keep such registry current and accurate. The Fund shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of each series of ATP a list of the initial Existing Holders of the shares of each such series, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. At the request of the Fund, the Auction Agent shall advise the Fund in writing as to whether the number of Existing Holders is 500 or more or any Exhisting Holder owns 5% or more of the outstanding shares of any series of ATP. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of shares of any series of ATP, (A) such list, (B) the results of Auctions and (C) notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder as described in the first sentence of
Section 2.2(c)(iii) hereof.

         (ii) In the event of any partial redemption of any series of ATP, the Auction Agent shall, at least two Business Days prior to the next Auction for such series, request the Agent Member of each Existing Holder of shares of ATP of such series to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares of ATP of such series are to be redeemed) the number of shares of ATP of such series, if any, of such Existing Holder which are subject to such redemption, provided the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it shall request such information. Upon any refusal of an Agent Member to release such information, the Auction Agent shall deliver to such Agent Member a facsimile copy of the Existing Holder's Master Purchaser's Letter, which authorizes and instructs such Agent Member to release such information to the Auction Agent. In the absence of receiving any such information with respect to an

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Existing Holder, from such Existing Holder's Agent Member or otherwise, the
Auction Agent may continue to treat such Existing Holder as the beneficial owner of the number of shares of ATP of such series shown in the Auction Agent's registry.

         (iii) The Auction Agent shall be required to register a transfer of shares of ATP of any series from an Existing Holder of such shares of ATP to another Person only if such transfer is made to a Person that has delivered, or on whose behalf has been delivered, a signed Master Purchaser's Letter to the Auction Agent and if (A) such transfer is pursuant to an Auction or (B) the Auction Agent has been notified in writing (I) in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement by such Existing Holder, the Agent Member of such Existing Holder or the Broker-Dealer of such Existing Holder of such transfer or (II) in a notice substantially in the form of Exhibit E to the Broker-Dealer Agreement by the Broker-Dealer of any Person that purchased or sold such ATP in an Auction of the failure of such shares of ATP to be transferred as a result of such Auction. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

         (iv) The Auction Agent is not required to accept the Master Purchaser's Letter of any Potential Holder who wishes to submit a Buy Order for the first time in an Auction or of any Potential Holder or Existing Holder who wishes to amend its Master Purchaser's Letter unless such letter or amendment is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

         (b) The Auction Agent may request the Broker-Dealers, as set forth in the Broker-Dealer Agreement, to provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Existing Holders of shares of any series of ATP. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such shares of ATP to any Person other than the Fund and the Broker-Dealer that provided such information.

2.3 Information Concerning Rates.

         (a) On each Auction Date, the Auction Agent shall determine the AA Composite Commercial Paper Rate or the Treasury Index Rate, as the case may be, and the Maximum

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Applicable Rate. If the AA Composite Commercial Paper Rate or the Treasury Index
Rate, as the case may be, is not quoted on an interest basis, if the rate obtained by the Auction Agent is quoted on a discount basis, or if the rate obtained by the Auction Agent is quoted on another basis the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Fund as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date the Auction Agent shall notify the Fund and the Broker-Dealers of the Maximum Applicable Rate so determined and the AA Composite Commercial Paper Rate or the Treasury Index Rate, as the case may be, used to make such determination.

         (b) If any AA Composite Commercial Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such AA Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to subject a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

         (c) If any Treasury Index Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

         2.4 Auction Schedule. The Auction Agent shall conduct Auctions for each series of ATP in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be unreasonably withheld or delayed. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective.

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           Time                                Event

By 9:30 A.M.                        Auction Agent advises the Fund and
                                    Broker-Dealers of the Maximum
                                    Applicable Rate and the Reference
                                    Rate(s), used in determining such
                                    Maximum Applicable Rate as set
                                    forth in Section 2.3(a) hereof,
                                    with respect to each series of ATP.

9:30 A.M. - 1:00 P.M.               Auction Agent assembles
                                    information communicated to it by
                                    Broker-Dealers as provided in
                                    Section 4(a) of the Auction
                                    Procedures. Submission Deadline
                                    1:00 P.M.

Not earlier than                    Auction Agent makes determination
1:00 P.M.                           pursuant to Section 5(a) of the
                                    Auction Procedures.

By approximately                    Auction Agent advises Fund of
                                    results of Auction as provided in
                                    Section 5(b) of the Auction Procedures.
                                    Submitted Orders are accepted and rejected and shares of ATP of the respective Series allocated as provided in Section 6 of the Auction Procedures. Auction Agent gives notice of Auction results as set forth in Paragraph (a) of the Settlement Procedures.

2.5 Designation of Dividend Period.

         (a) The ATP Provisions provide that, subject to the Fund's option to designate an Alternate Term Period as referred to in paragraph (b) of this
Section 2.5, (i) the Dividend Period (other than the initial Dividend Period) for each series of ATP will be a Standard Term Period. Any such designation of an Alternate Term Period shall be effective only if (i) notice thereof shall have been given as provided herein, (ii) any failure to pay in a timely manner to the Auction Agent the full amount of any dividend on, or the redemption price of, the ATP shall have been cured, (iii) Sufficient Clearing Orders shall have existed in an Auction held on the Auction Date immediately preceding the first day of such proposed Dividend Period other than a Standard Term Period, (iv) if the Fund shall have mailed a Notice of Redemption with respect to any

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shares, the Redemption Price with respect to such shares shall have been deposited with the Auction Agent, and (v) in the case of an Alternate Term Period, the Fund has provided notice and an ATP Basic Maintenance Report to Fitch (if Fitch is then rating the ATP) and Moody's (if Moody's i then rating the ATP).

         (b) Pursuant to the ATP provisions, the Fund may, at its option, designate an Alternate Term Period for any series of ATP in the manner described below and in Section 4 of Part I of the ATP Provisions. If the Fund proposes to designate any succeeding Alternate Term Period the Fund shall deliver to the Auction Agent:

          (i) A notice of such proposed Alternate Term Period in the form of Exhibit F hereto not less than 15 nor more than 30 days prior to the first day of such proposed Alternate Term Period. The Auction Agent on behalf of the Fund shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of shares of such series of ATP at the address specified in such Existing Holder's Master Purchaser's Letter and to the Broker-Dealers for such series as promptly as practicable after its receipt of such notice from the Fund.

          (ii) A notice in the form of Exhibit G hereto not later than 3:00 P.M. on the second Business Day next preceding the first day of such proposed Alternate Term Period, of either (x) its determination, subject to certain conditions, to proceed with such Alternate Term Period, in which case the Fund shall specify the terms of the Specific Redemption Provisions, if any, or (y) its determination not to proceed with such Alternate Period in which latter event the succeeding Dividend Period shall be a Standard Term Period. The Auction Agent shall promptly deliver such notice to the Broker-Dealers, but in no event later than 3:00 P.M. on the date of such notice.

          (iii) If the Fund fails to deliver either such notice with respect to any designation of any proposed Alternate Term Period to the Auction Agent by 3:00 P.M., New York City time, on the second Business Day next preceding the first day of such proposed Alternate Term Period, the Fund shall be deemed to have delivered a notice to the auction Agent with respect to such Dividend Period to the effect that it has determined not to proceed with the designation of an Alternate Term Period, thereby resulting in a Standard Term Period.

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         2.6 Notice of Auction Results. On each Auction Date for any series of
ATP, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone as set forth in paragraph (a) of the Settlement Procedures.

         2.7 Broker-Dealers.

          (a) Not later than 12:00 Noon on each Auction Date for any series of ATP, the Fund shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers for such series pursuant to
     Section 2.8 of the Broker-Dealer Agreement for such series. The Auction Agent shall apply such moneys as set forth in Section 2.8 of each such Broker-Dealer Agreement.

          (b) The Fund shall obtain the consent of the Auction Agent prior to selecting any Person to act as a Broker-Dealer, which consent shall not be unreasonably withheld.

          (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Fund.

          (d) Subject to the Auction Agent's having consented to the selection of the relevant Broker-Dealer pursuant to Section 2.8(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements with one or more Broker-Dealers as the Fund shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Fund shall request, which schedules, among other things, shall set forth the series of ATP to which such Broker-Dealer Agreement relates.

         2.8 Ownership of ATP. The Fund shall notify the Auction Agent if the Fund or any affiliate of the Fund acquires any shares of ATP of any series. Neither the Fund nor any affiliate of the Fund shall submit any Order in any Auction for ATP, except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Fund may submit Orders in Auctions, but only if such Orders are not for its own account. For purposes of this Section 2.8, a Broker-Dealer shall not be deemed to be an affiliate of the Fund solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is alsoa Director of the fund. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.8.

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         2.9 Access to and Maintenance of Auction Records. The Auction Agent
shall, upon the receipt of prior written notice from the Fund, afford to the Fund access at reasonable times during normal business hours to all books, records, documents and other information concerning the conduct and results of Auctions. The Auction Agent shall maintain records relating to an Auction for a period of six years after such Auction and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder.

         2.10 Dividend and Redemption Price Deposit. The Fund shall pay to the Auction Agent, not later than 12:00 noon, New York City time, (A) on the Business Day next preceding any Dividend Payment Date for any series of ATP, in funds available on such Dividend Payment Date in The City of New York, New York, the full amount of any dividends to be paid on such Dividend Payment Date on any share of such series, and (B) on the Business Day next preceding any redemption date for any series of ATP in funds available on such redemption date for such series in The City of New York, New York, the Redemption Price to be paid on such redemption date for the shares of any such series after notice of redemption is given as set forth in the ATP Provisions.

3. The Auction Agent as Dividend and Redemption Price Disbursing Agent. The Auction Agent, as dividend and redemption price disbursing agent, shall pay to the Holders of shares of ATP of any series (i) on each Dividend Payment Date for such series, dividends on the shares of ATP of such series, (ii) on any date fixed for redemption of shares of ATP of any series, the Redemption Price of any shares of such series called for redemption and (iii) any late charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Fund with which to pay such dividends, Redemption Price or late charge. The amount of dividends for any Dividend Period for any series of ATP to be paid by the Auction Agent to the Holders of such shares of such series will be determined by the Fund as set forth in Section 2 of Part I of the ATP Provisions with respect to such series. The Redemption Price of any shares to be paid by the Auction Agent to the Holders will be determined by the Fund as set forth in Section 3 of Part I of the ATP Provisions with respect to such series. The Fund shall notify the Auction Agent in writing of a decision toredeem shares of any series of ATP at least five days prior to the date a notice of redemption is required to be mailed to the Holders of the shares to be redeemed by paragraph (b) of Section 3 of Part I of the ATP Provisions. Such notice by the Fund to the Auction Agent shall contain the information required by paragraph (b) of Section 3 of Part I of the ATP Provisions to be stated in the notice of redemption required to be mailed by the Auction Agent to such Holders.

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4. The Auction Agent as Transfer Agent and Registrar.

         4.1 Issue of Share Certificates. Upon the Date of Original Issue of each series of ATP, one certificate representing all of the shares of each series issued on such date shall be issued by the Fund and, at the request of the Fund, registered in the name of Cede & Co. and countersigned by the Auction Agent.

         4.2 Registration of Transfer of Shares. Shares of each series of ATP shall be registered solely in the name of the Securities Depository or its nominee.

         4.3 Removal of Legend on Restricted Shares. All requests for removal of legends on shares of any series of ATP indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred, such opinion to be delivered under cover of a letter from a Fund Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

         4.4 Lost Share Certificates. The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and the Auction Agent, subject at all times to provisions of law, the By-Laws of the Fund governing such matters and resolutions adopted by the Fund with respect to lost securities. The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Auction Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Auction Agent that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Fund.

         4.5 Disposition of Cancelled Certificates; Record Retention. The Auction Agent shall retain all share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. Upon the expiration of this two-year period, the Auction Agent shall deliver to the Fund the cancelled certificates and accompanying documentation. The Fund also shall undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter such records shall not be destroyed by the Fund without the concurrence of the Auction Agent.

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4.6 Share Transfer Books. For so long as the Auction Agent, Banks Trust Company, is acting as the transfer agent for any series of ATP pursuant to this Agreement, it shall maintain a share transfer book containing a list of the Holders of the shares of each series of ATP, the number of shares of each series held by such Holders and the address of each Holder. The Auction Agent shall record in such share transfer books any change of address of a Holder upon notice by such Holder. In case of any request or demand for the inspection of the share transfer books of the Fund or any other books in the possession of the Auction Agent, the Auction Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Auction Agent reserves the right, however, to exhibit the share transfer books or other books to any Person in case it is advised by its counsel that its failure to do so would be unlawful.

         4.7 Return of Funds. Any funds deposited with the Auction Agent hereunder by the Fund for any reason, including but not limited to redemption of shares of ATP of any series, the remain unpaid after 90 days shall be repaid to the Fund upon the written request of the Fund, together with interest, if any, earned thereon.

5. Representations and Warranties of the Fund. The Fund represents and warrants to the Auction Agent that:

          (a) the Fund has been duly organized and is validly existing as a corporation under the laws of the State of Maryland and has all necessary corporate power and authority to execute and deliver this Agreement and to authorize, create and issue the shares of each series of ATP;

          (b) this Agreement has been duly and validly authorized, executed and delivered by the Fund and, assuming due authorization, execution and delivery by the Auction Agent, constitutes the legal, valid and binding obligation of the Fund subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws, whether statutory or decisional, relating to or affecting creditors' rights and to general equitable principles (regardless of whether enforcement is sought in equity or at law);

          (c) the form of the certificate evidencing the shares of ATP complies with all applicable laws of the State of Maryland;

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



          (d) the shares of AtP, when issued, delivered and paid for on the Date of Original Issue as contemplated by the Underwriting Agreement, will have been duly authorized, validly issued, fully paid and nonassessable, except as provided under Maryland law;

          (e) assuming the Underwriter complies with its obligations under the Underwriting Agreement and that the purchasers of the ATP comply with their obligations in the Master Purchaser's Letters, no consent, authorization or order of, or filing or registration with, any court, governmental agency or official (except such as have been obtained and such as may be required under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or under the blue sky or state securities laws) is required in connection with the execution and delivery of this Agreement of the issuance of the shares of the ATP; and

          (f) the issuance and sale of the ATP, the execution, delivery and performance of this Agreement, the compliance by the Fund with all provisions hereof, and the consummation of the transactions contemplated hereby or by the Underwriting Agreement or the Broker-Dealer Agreements, will not conflict with, constitute a breach of any of the terms or provisions of, or a default under, or result in the creation or imposition of any material lien, charge or encumbrance upon any of the assets of the Fund pursuant to the terms of any agreement, indenture or instrument to which the Fund is a party or by which the Fund is bound, or result in a violation of the Articles of Incorporation, ATP Provisions or By-Laws of the Fund or of any order, rule or regulation of any court or governmental agency having jurisdiction over the Fund or its property which conflict, breach, default, lien or violation, individually or in the aggregate, would have a material adverse effect on the business, financial position or results of operations of the Fund.

6. The Auction Agent.

         6.1 Duties and Responsibilities.

          (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

          (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and the Broker-Dealer Agreements, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

          (c) In the absence of bad faith or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any effort of judgment made by it in the performance of its duties under this Agreement except that the Auction Agent shall be liable for any effort of judgment made in good faith if the Auction Agent shall have been grossly negligent in ascertaining the pertinent facts.

          (d) Any funds deposited with the Auction Agent hereunder by the Fund for any reason, including the payment of dividends or the redemption of shares of ATP of any series, that remain with the Auction Agent after 90 days shall be repaid to the Fund as provided in Section 4.7 hereof.

     6.2 Rights of the Auction Agent.

          (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Fund or by any Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with Any Broker-Dealer.

          (b) The Auction Agent may consult with counsel reasonably acceptable to the Fund and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

          (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

          (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct on the part of any agent or attorney appointed by it with due care hereunder except as set forth above in
     Section 6.1(c).

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



     6.3 Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of this Agreement (except as to the valdity or adequacy of this Agreement (except as to the Auction Agent's duties hereunder and as to the due authorization, execution and delivery of this Agreement), the Broker-Dealer Agreements (except as to the Auction Agent's duties thereunder) or the shares of any series of ATP.

     6.4 Compensation, Expenses and Indemnification.

         (a) The Fund shall pay the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and the Broker-Dealer Agreements in such amounts as may be agreed to by the Fund and the Auction Agent from time to time.

          (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any expense or disbursement attributable to its gross negligence or bad faith.

          (c) The Fund shall indemnify the Auction Agent for and hold it harmless against, any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim or liability in connection with its exercise or performance of its duties hereunder and thereunder for which indemnification is provided by this subsection.

7. Miscellaneous.

     7.1 Term of Agreement.

          (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement any time by so notifying the Auction Agent in writing, provided that the Fund has entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon written notice to the Fund, such termination to be effective on the earlier of (i) the date specified in such notice which shall not be earlier than 90 days after the giving of such notice or
     (ii) the date on which a successor trust company is appointed by the Fund pursuant to an agreement containing substantially the same terms and conditions as this Agreement.

          (b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's obligations under Section 6.4 hereof and its representations and warranties contained in Section 5 hereof and the Auction Agent's obligations and liabilities under Sections 2.9 and 4.5 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall, at the Fund's request, promptly deliver to the Fund copies of all books and records maintained by it in connection with its duties hereunder.

     7.2 Communications. Except for (a) communications authorized to be by telephone pursuant to this Agreement or the Auction Procedures and (b) communications in connection with Auctions (other than those expressly required to be in writing) and unless otherwise specified by the terms of this Agreement all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) given to such person at its address or telecopy number set forth below:

     If to the Company,   The New America High Income
     addressed:           Fund, Inc.
                          10 Winthrop Square, Fifth Floor
                          Boston, Massachusetts 02110

                          Attention: President

                          Telephone No.: (617) 350-8610
                          Telecopier No.: (617) 550-8619

                          With a copy sent to:

                          John R. LeClaire, P.C.
                          Goodwin, Procter & Hoar
                          Exchange Place
                          Boston, MA 02109

                          Telephone No.: (617) 570-1000
                          Telecopier No.: (617) 523-1231

    If to the Auction      Bankers Trust Company
    Agent, addressed:      Four Albany Street
                           New York, New York 10006

                           Attention:       Auction Rate
                                            Securities

                           Telecopier No.: (212) 250-6856
                           Telephone No.: (212) 250-6766

or to such other address as the party to whom the communication is addressed shall have previously communicated to the other party. Communications shall be given on behalf of the Fund by a Fund Officer nad on behalf of the Auction Agent by an Authorized Officer. Communications shall be effective when received at the proper address.

         7.3 Entire Agreement. This Agreement contains the entire agreement among the parties relating to the subject matter heroef, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties. This Agreement supersedes and terminates all prior agreements between the parties including without limitation the Auction Agent Agreement dated as of June 15, 1990 (the "TARPS Auction Agent Agreement"); provided, however, that the Fund shall provide and the Auction Agent shall disburse funds to redeem the Fund's Taxable Auction Rate Preferred Stock pursuant to Sections 3.2 and 3.3 of the TARPS Auction Agent Agreement.

         7.4 Benefits. Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         7.5 Amendment; Waiver.

          (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Fund shall notify the Auction Agent and each Broker-Dealer of any change in the Fund's Articles, prior to the effective date of any such change.

          (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such rights or remedies with respect to any subsequent breach.

         7.6 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors of each of the Fund and the Auction Agent.

         7.7 Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         7.8 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Auction Agent Agreement to be duly executed and delivered by their proper authorized officers as of the date first above written.

                                    THE NEW AMERICA HIGH INCOME
                                       FUND, INC.

                                    By /s/ Robert F. Birch
                                       Name: Robert F. Birch
                                       Title: President

                                    BANKERS TRUST COMPANY

                                    By /s/ Michelle Adler
                                       Name: Michelle Adler
                                       Title: Assistant Vice President


DP-4207/d

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